Exhibit 23(a)

Consent of Independent Auditors

The Board of Directors
General Electric Company:

We consent to the use of our reports incorporated by reference in the Registration Statement on Form S-8 of General Electric Company, the first of which report dated February 12, 1999, relates to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 1998 and 1997 and the related statements of earnings, changes in share owners' equity and cash flows for each of the years in the three-year period ended December 31, 1998 and appears in the December 31, 1998 annual report on Form 10-K of General Electric Company. The second report, dated May 7, 1999, relates to the statement of net assets available for plan benefits of GE Savings and Security Program as of December 31, 1998 and 1997 and the related statements of changes in net assets available for plan benefits for the years then ended and appears in the December 31, 1998 annual report on Form 11-K of General Electric Company.

KPMG LLP

Stamford, Connecticut
February 7, 2000